UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 18, 2008

Date of Report (Date of earliest event reported)

 Commission File Number: 0-51414

Lucas Energy, Inc.

(Exact name of registrant as specified in its charter)

 Nevada, United States

(State or other jurisdiction of incorporation or organization)

98-0417780

(I.R.S. Employer ID Number)

3000 Richmond Avenue, Suite 400, Houston, Texas 77040

(Address of principal executive offices) (Zip code)

(713) 528-1881

     (Issuer's telephone number)

N/A

(Former Name, Former Address and Former Fiscal Year if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On September 18, 2008, the Board of Directors of Lucas Energy, Inc. (the "Company") appointed Fred Hofheinz to a vacant seat on the Company's Board of Directors.  Mr. Hofheinz, the former Mayor of the City of Houston 1974-1978, began his business career with his late father, Roy Hofheinz, Sr., the founder of the Houston Astrodome and the initial owner of the Houston Astros baseball team.  Mr. Hofheinz played a key role in the family real estate development projects surrounding the Astrodome, including an amusement park -- Astroworld and four hotels. He was the senior officer of Ringling Brothers Barnum and Bailey Circus, which was owned by the Hofheinz family.

     In 1971, Mr. Hofheinz co-founded a closed circuit television company, Top Rank, which is now the leading professional boxing promotion firm in the nation. He has served as President of the Texas Municipal League and served on the boards of numerous other state and national organizations for municipal government elected officials.  In addition to his law practice, Mr. Hofheinz also owned several direct interests in oil and gas producing properties and co-founded and served as the Chief Executive Officer of several oil and gas companies. He has also dealt extensively with business interests, primarily oil and gas related, in the People's Republic of China and in the Ukraine.

    For the past five years Mr. Hofheinz has been an investor and a practicing attorney with the firm of Williams, Birnberg & Andersen in Houston, Texas. While he has numerous investments in real estate, his principal investment interest is in oil and gas. He has been actively engaged in successful exploration and production ventures, both domestic and international. He holds a PhD in economics from the University of Texas and takes an active interest in Houston's civic and charitable affairs.  He was admitted to the Texas bar in 1964, having received his preparatory education at the University of Texas, (B.A., M.A., Ph.D., 1960-1964); and his Legal education at the University of Houston, (J.D., 1964).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2008

LUCAS ENERGY, INC.

/s/ W.A. Sikora

W.A. Sikora

President and Chief Executive Officer